Exhibit 99

HMN Financial, Inc. Announces Third Quarter Results and Suspension of Dividend

Third Quarter Highlights

  Net loss of $7.1 million compared to net income of $2.8 million in third quarter of 2007
  Diluted loss per share of $1.93 compared to diluted earnings per share of $0.71 in third quarter of 2007
  Provision for loan losses up $14.9 million from third quarter of 2007; $12 million due to a single loan after the discovery of alleged fraud
  Net interest margin of 3.21%, down 37 basis points from third quarter of 2007
  Nonperforming assets of $45.2 million, down $3.3 million from second quarter of 2008
  Dividend payments suspended on common stock

Year to Date Highlights

  Net loss of $7.6 million compared to net income of $8.5 million in the first nine months of 2007
  Diluted loss per share of $2.08 compared to diluted earnings per share of $2.16 in the first nine months of 2007
  Goodwill impairment charge of $3.8 million in second quarter of 2008
  Provision for loan losses up $16.1 million over first nine months of 2007
  Net interest margin of 3.21%, down 56 basis points from first nine months of 2007

ROCHESTER, Minn.--(BUSINESS WIRE)--October 20, 2008--HMN Financial, Inc. (NASDAQ:HMNF):

Earnings (Loss) Summary	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands, except per share amounts)	2008	2007	2008	2007
Net income (loss)	$(7,051)	2,782	$(7,589)	8,499
Diluted earnings (loss) per share	(1.93)	0.71	(2.08)	2.16
Return on average assets	(2.54)	0.97%	(0.92)	1.04%
Return on average equity	(29.14)	11.19%	(10.36)	11.67%
Book value per share	$20.77	22.86	$20.77	22.86

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $1.1 billion holding company for Home Federal Savings Bank (the Bank), today reported a net loss of $7.1 million for the third quarter of 2008, a $9.9 million decrease from net income of $2.8 million for the third quarter of 2007. Diluted loss per common share for the third quarter of 2008 was $1.93, down $2.64 from diluted earnings per share of $0.71 for the third quarter of 2007. The decrease in net income for the quarter is due primarily to a $14.9 million increase in the loan loss provision between the periods as a result of increased commercial loan charge offs.

Loan Provision Increases Significantly Due to Apparent Fraud

In the third quarter of 2008, the Bank made a loan loss provision of $12.0 million related indirectly to the charges of fraud against businessman Tom Petters and the bankruptcy of Petters Company, Inc. (PCI). The Bank issued a commercial loan in April 2003 to a company that in turn loaned money to PCI. The Bank took a security interest in receivables from PCI as collateral for its commercial loan. It now appears that fraudulent misrepresentations were made about the collateral. The loan in question was current prior to the discovery of the apparent fraud, which remains under investigation. The borrower remains cooperative, however, the financial capability of the borrower to repay the loan is uncertain due to the pervasive impact that the apparent fraud has had on the borrower’s financial position which raises substantial doubt regarding future collections on the loan. Accordingly, the Bank has recorded a provision for loan losses and a corresponding charge-off of $12.0 million in the third quarter of 2008 relating to this loan. The Bank has additional outstanding loans to borrowers connected with PCI. However, the additional loans are secured by real estate and the Bank currently does not expect any additional losses due to the apparent fraud related to PCI.

HMN Remains Well Capitalized

In spite of the significant loan loss provision, HMN’s management remains confident in the Company. “Home Federal Savings Bank has adequate available liquidity and its capital position remains above the levels required for it to be considered a well capitalized financial institution by regulatory standards,” said Michael McNeil, President and Chief Executive Officer of HMN. “While we are extremely disappointed to be victims of an apparent fraud, we believe the fundamentals of our business remain strong. We are confident that the overall strength of our portfolio, the integrity of our lending practices and our strong relationships with the communities we serve will continue to serve us and our customers well through these difficult economic times.”

“It is important to note that most of the loan loss provision in the third quarter is the result of a single, isolated incident of apparent fraud perpetrated by a client of one of our borrowers.” said McNeil. “We intend to vigorously pursue all reasonable avenues of recovery available to us. However, due to the complex nature of the apparent fraud and the ongoing investigation, an estimate of any recovery cannot be determined at this time.”

Future Outlook

McNeil said that Home Federal is well positioned to manage the current economic climate. “We are in communities that generally have strong economic foundations. We continue to build on our expertise in both core industries and growth areas. And, we are optimistic that the aggressive actions being taken by national and world leaders will stabilize the global economy and assure consumer and business access to credit,” said McNeil. “While even prudent institutions like Home Federal are affected by the actions of others, we remain optimistic about the future.”

Third Quarter Results

Net Interest Income

Net interest income was $8.6 million for the third quarter of 2008, a decrease of $1.2 million, or 12.7%, compared to $9.8 million for the third quarter of 2007. Interest income was $16.4 million for the third quarter of 2008, a decrease of $3.9 million, or 19.3%, from $20.3 million for the same period in 2007. Interest income decreased primarily because of a decrease in the average yields earned on loans and investments. The decreased average yields were the result of the 275 basis point decrease in the prime interest rate between the periods. Decreases in the prime rate, which is the rate that banks charge their prime business customers, generally decrease the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated. Interest income was also adversely affected by the increase in non-performing loans between the periods. The average yield earned on interest-earning assets was 6.14% for the third quarter of 2008, a decrease of 125 basis points from the 7.39% average yield for the third quarter of 2007.

Interest expense was $7.8 million for the third quarter of 2008, a decrease of $2.7 million, or 25.4%, compared to $10.5 million for the third quarter of 2007. Interest expense decreased primarily because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the 275 basis point decrease in the federal funds rate that occurred between the periods. Decreases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally have a lagging effect and decrease the rates banks pay for deposits. The lagging effect of deposit rate changes is primarily due to the Bank’s deposits that are in the form of certificates of deposit which do not re-price immediately when the federal funds rate changes. The average interest rate paid on interest bearing liabilities was 3.12% for the third quarter of 2008, a decrease of 93 basis points from the 4.05% average rate paid in the third quarter of 2007. Net interest margin (net interest income divided by average interest earning assets) for the third quarter of 2008 was 3.21%, a decrease of 37 basis points, compared to 3.58% for the third quarter of 2007.

Provision for Loan Losses

The provision for loan losses was $15.8 million for the third quarter of 2008, an increase of $14.9 million, from $921,000 for the third quarter of 2007. As discussed previously, the provision increased $12.0 million as a result of the full charge off of a loan in the third quarter that was deemed a loss due to the apparent fraudulent activity related to the underlying collateral. The provision for loan losses also increased $3.4 million due to specific reserves established on two residential development loans as a result of obtaining new third party appraisals of the properties during the quarter. Total non-performing assets were $45.2 million at September 30, 2008, a decrease of $3.3 million, or 6.7%, from $48.5 million at June 30, 2008. Non-performing loans decreased $7.8 million and foreclosed and repossessed assets increased $4.5 million during the period. The non-performing loan activity for the quarter was as follows: classified $14.5 million in loans as non-accruing, received $656,000 in principal payments on non-accruing loans, reclassified $363,000 in loans as accruing, transferred $6.7 million to real estate owned and charged off $14.5 million of loans. The allowances for nonperforming loans are reviewed for adequacy based on an estimate of the market values of the underlying collateral less estimated selling costs. Action plans for non-performing loans are evaluated and implemented in order to minimize the Company’s losses and reduce the amount of non-performing assets as quickly as possible.

Foreclosed and repossessed assets increased $4.5 million during the third quarter primarily due to the foreclosure of a non-performing single family development loan during the quarter. The non-performing foreclosed and repossessed asset activity for the quarter was as follows: transferred $8.8 million to real estate owned, sold $2.3 million of real estate owned and charged off $2.0 million.

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2007.

	September 30,	June 30,	December 31,
(Dollars in thousands)	2008	2008	2007
Non-Accruing Loans:
One-to-four family real estate	$620	$1,046	$1,196
Commercial real estate	32,554	39,221	15,641
Consumer	997	1,439	1,094
Commercial business	2,253	2,500	1,723
Total	36,424	44,206	19,654

Other assets	25	25	34
Foreclosed and Repossessed Assets:
One-to-four family real estate	552	2,731	901
Consumer	0	19	33
Commercial real estate	8,247	1,541	1,313
Total non-performing assets	$45,248	$48,522	$21,935
Total as a percentage of total assets	4.01%	4.49%	1.96%
Total non-performing loans	$36,424	$44,206	$19,654
Total as a percentage of total loans receivable, net	4.17%	4.94%	2.27%
Allowance for loan loss to non-performing loans	42.75%	33.76%	63.28%

Delinquency Data:
Delinquencies (1)
30+ days	$4,354	$2,491	$6,416
90+ days	0	0	0
Delinquencies as a percentage of
loan and lease portfolio (1)
30+ days	0.49%	0.27%	0.73%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $2.0 million for the third quarter of 2008, an increase of $304,000, or 18.4%, from $1.6 million for the same period in 2007. Securities gains increased $479,000 as a result of increased investment sales. Fees and service charges increased $249,000 between the periods primarily because of increased overdraft and debit card fees. Gains on sales of loans decreased $147,000 due to a decrease in the single-family mortgage and government guaranteed commercial loans that were sold. Mortgage servicing fees decreased $14,000 due primarily to a decrease in the single-family mortgage loans being serviced. Other non-interest income decreased $263,000 primarily because of increased losses on the sale of real estate owned in the third quarter of 2008 when compared to the same period in 2007.

Non-interest expense was $6.6 million for the third quarter of 2008, an increase of $608,000, or 10.2%, from $6.0 million for the same period of 2007. Other noninterest expenses increased $722,000 primarily because of a litigation settlement on a loan participation and increased legal fees primarily related to an ongoing state tax assessment challenge. Data processing costs increased $74,000 primarily because of increased fees related to the data processing system conversion that will occur in the fourth quarter of 2008. Compensation expense decreased $137,000 between the periods primarily because of decreased employee incentive accruals and pension costs. Advertising expense decreased $28,000 between the periods due to decreased promotional advertising. Amortization of mortgage servicing rights decreased $27,000 due to a decrease in the single-family mortgage loans being serviced. Income tax expense decreased $6.6 million between the periods due primarily to a decrease in taxable income.

Return on Assets and Equity

Return on average assets for the third quarter of 2008 was (2.54%), compared to 0.97% for the third quarter of 2007. Return on average equity was (29.14%) for the third quarter of 2008, compared to 11.19% for the same period of 2007. Book value per common share at September 30, 2008 was $20.77, compared to $22.86 at September 30, 2007.

Nine Month Period Results

Net Income (Loss)

The net loss was $7.6 million for the nine-month period ended September 30, 2008, a decrease of $16.0 million compared to net income of $8.5 million for the nine-month period ended September 30, 2007. Diluted loss per common share for the nine-month period in 2007 was ($2.08), down $4.24 from $2.16 of diluted earnings per share for the same period in 2007. The decrease in net income for the first nine months of 2008 is primarily due to a $16.1 million increase in the loan loss provision between the periods as a result of increased commercial loan charge offs, including a $12.0 million charge off previously discussed related to fraudulent activities related to the collateral of one loan. Net income was also adversely affected by a $3.8 million non-cash goodwill impairment charge and a $4.0 million decrease in net interest income in the first nine-months of 2008 when compared to the same period in 2007.

Net Interest Income

Net interest income was $25.4 million for the first nine months of 2008, a decrease of $4.0 million, or 13.7%, from $29.4 million for the same period in 2007. Interest income was $50.4 million for the nine-month period ended September 30, 2008, a decrease of $7.8 million, or 13.3%, from $58.2 million for the same period in 2007. Interest income decreased primarily because of a decrease in the average yields earned on loans and investments. The decreased average yields were the result of the 275 basis point decrease in the prime interest rate between the periods. Decreases in the prime rate generally decrease the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated. Interest income was also adversely affected by the increase in non-performing loans between the periods. The average yield earned on interest-earning assets was 6.37% for the first nine-months of 2008, a decrease of 108 basis points from the 7.45% average yield for the same period of 2007.

Interest expense was $25.0 million for the nine-month period ended September 30, 2008, a decrease of $3.7 million, or 13.0%, from $28.7 million for the same period in 2007. Interest expense decreased primarily because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the 275 basis point decrease in the federal funds rate that occurred between the periods. Decreases in the federal funds rate generally have a lagging effect and decrease the rates banks pay for deposits. The lagging effect of deposit rate changes is because many of the Bank’s deposits are in the form of certificates of deposit which do not re-price immediately when the federal funds rate changes. The average interest rate paid on interest bearing liabilities was 3.38% for the first nine months of 2008, a decrease of 52 basis points from the 3.90% average rate paid in the same period of 2007. Net interest margin (net interest income divided by average interest earning assets) for the first nine months of 2008 was 3.21%, a decrease of 56 basis points, compared to 3.77% for the first nine months of 2007.

Provision for Loan Losses

The provision for loan losses was $18.5 million for the first nine-months of 2008, an increase of $16.1 million, from $2.4 million for the same nine-month period in 2007. The provision increased $12.0 million as the result of a loan that was charged off in the third quarter of 2008 due to the apparent fraudulent activity related to the underlying collateral. The provision for loan losses also increased $3.6 million due to specific reserves established on three residential development loans as a result of obtaining new appraisals. Total non-performing assets were $45.2 million at September 30, 2008, an increase of $23.3 million, or 106.3%, from $21.9 million at December 31, 2007. Non-performing loans increased $16.8 million and foreclosed and repossessed assets increased $6.5 million during the period. The non-performing loan activity for the first nine months of 2008 was as follows: classified $44.9 million in loans as non-accruing, received $2.1 million in principal payments on non-accruing loans, reclassified $3.1 million in loans as accruing, transferred $8.0 million to real estate owned and charged off $14.9 million of loans. The allowances for nonperforming loans are reviewed for adequacy at least quarterly based on an estimate of the market values of the underlying collateral. Action plans are evaluated and implemented in order to minimize losses and reduce the amount of non-performing assets as quickly as possible.

A reconciliation of the Company’s allowance for loan losses for the nine-month periods ended September 30, 2008 and 2007 follows:

(in thousands)	2008	2007
Balance at January 1,	$12,438	$9,873
Provision	18,480	2,404
Charge offs:
Commercial loans	(12,034)	(16)
Commercial real estate loans	(2,727)	(138)
Consumer loans	(633)	(694)
Recoveries	47	123
Balance at September 30,	$15,571	$11,552

Non-Interest Income and Expense

Non-interest income was $5.2 million for the first nine months of 2008, an increase of $219,000, or 4.4%, from $5.0 million for the same period in 2007. Fees and service charges increased $562,000 between the periods primarily because of an increase in overdraft fees and late charges. Security gains increased $479,000 due to increased investment sales.

Gains on sales of loans decreased $747,000 between the periods primarily because of a $760,000 decrease in the gains recognized on the sale of government guaranteed commercial loans between the periods. Mortgage servicing fees decreased $67,000 between the periods due to a decrease in the single-family mortgage loans being serviced.

Non-interest expense was $22.6 million for the first nine months of 2008, an increase of $4.5 million, or 25.3%, from $18.1 million for the same period in 2007. A goodwill impairment charge of $3.8 million was recorded in the second quarter of 2008 as goodwill related to a 1997 acquisition was deemed to be impaired and fully written off due to the trading of the Company’s common stock at a discount to book value. Other non-interest expense increased $1.1 million between the periods primarily because of increased Federal Deposit Insurance Corporation (FDIC) insurance costs, a litigation settlement related to a loan participation and increased legal fees primarily related to an ongoing state tax assessment challenge. Data processing costs increased $136,000 primarily because of increased fees related to the data processing system conversion that will occur in the fourth quarter of 2008. Occupancy expense increased $101,000 due primarily to increased real estate taxes and costs associated with the Eagan location that was opened in the third quarter of 2007 and the additional Rochester location that was opened in the third quarter of 2008. Compensation expense decreased $364,000 between the periods primarily because of decreased employee incentive accruals and pension costs. Advertising expense decreased $113,000 between the periods due to a decrease in promotional event sponsorships. Amortization of mortgage servicing rights decreased $84,000 due to a decrease in single-family mortgage loans being serviced. Income tax expense decreased $8.4 million between the periods due primarily to a decrease in taxable income.

Return on Assets and Equity

Return on average assets for the nine-month period ended September 30, 2008 was (0.92%), compared to 1.04% for the same period in 2007. Return on average equity was (10.36%) for the nine-month period ended September 30, 2008, compared to 11.67% for the same period in 2007.

Suspension of Dividend

HMN today announced that its Board of Directors has decided to suspend the payment of quarterly cash dividends on shares of its common stock. The most recent quarterly dividend of $0.25 per share was paid on August 25, 2008.

The Board’s decision is a result of a very challenging economic environment that is affecting the entire financial sector. The Company believes that this is the best course for the shareholders over the long term. The Company’s capital position remains above the levels required for the Bank to be considered a well-capitalized financial institution by regulatory standards. The severity of the financial and credit crisis in the broad market and the unknown duration of the economic slowdown deem it imperative to protect, preserve and maximize our capital for the future. The Board and management are committed to successfully managing credit risk and to maintain adequate levels of capital and liquidity in the current challenging economic environment.

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates eleven full service offices in southern Minnesota located in Albert Lea, Austin, Eagan, LaCrescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Savings Bank also operates a loan origination office located in Sartell, Minnesota. Home Federal Private Banking operates branches in Edina and Rochester, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to expectations regarding additional losses due to apparent fraud related to PCI, the potential for recoveries on the loan that is the subject of the apparent fraud related to PCI, the adequacy of available liquidity to the Bank, the future outlook for the Company, the result of actions being taken by national and world leaders stabilizing the global economy and assuring consumer and business access to credit, any future dividends, and the Company’s financial expectations for earnings and interest income. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate securing loans to borrowers connected with PCI, possible legislative and regulatory changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments, changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

(Three pages of selected consolidated financial information are included with this release.)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,	December 31,
(dollars in thousands, except per share data)	2008	2007
	(unaudited)
Assets
Cash and cash equivalents	$17,220	23,718
Securities available for sale:
Mortgage-backed and related securities (amortized cost $75,496 and $18,786)	74,595	18,468
Other marketable securities (amortized cost $110,439 and $165,430)	111,463	167,720
	186,058	186,188

Loans held for sale	4,222	3,261
Loans receivable, net	873,156	865,088
Accrued interest receivable	5,211	6,893
Real estate, net	8,798	2,214
Federal Home Loan Bank stock, at cost	7,461	6,198
Mortgage servicing rights, net	824	1,270
Premises and equipment, net	13,442	12,024
Goodwill	0	3,801
Prepaid expenses and other assets	7,033	1,680
Deferred tax asset	5,475	4,719
Total assets	$1,128,900	1,117,054

Liabilities and Stockholders’ Equity
Deposits	$888,848	888,118
Federal Home Loan Bank advances	141,500	112,500
Accrued interest payable	5,984	9,515
Customer escrows	1,098	866
Accrued expenses and other liabilities	4,894	7,927
Total liabilities	1,042,324	1,018,926
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock: ($.01 par value) authorized 500,000 shares; issued and outstanding none	0	0
Common stock ($.01 par value): authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	57,962	58,049
Retained earnings, subject to certain restrictions	100,605	110,943
Accumulated other comprehensive income	73	1,167
Unearned employee stock ownership plan shares	(3,819)	(3,965)
Treasury stock, at cost 4,961,032 and 4,953,045 shares	(68,336)	(68,157)
Total stockholders’ equity	86,576	98,128
Total liabilities and stockholders’ equity	$1,128,900	1,117,054

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands)	2008	2007	2008	2007
Interest income:
Loans receivable	$14,634	17,258	44,573	49,632
Securities available for sale:
Mortgage-backed and related	360	212	797	495
Other marketable	1,224	2,498	4,641	6,810
Cash equivalents	78	250	196	972
Other	78	60	211	276
Total interest income	16,374	20,278	50,418	58,185

Interest expense:
Deposits	6,235	9,283	20,944	24,506
Federal Home Loan Bank advances	1,571	1,182	4,047	4,227
Total interest expense	7,806	10,465	24,991	28,733
Net interest income	8,568	9,813	25,427	29,452
Provision for loan losses	15,790	921	18,480	2,404
Net interest income (loss) after provision for loan losses	(7,222)	8,892	6,947	27,048

Non-interest income:
Fees and service charges	1,077	828	2,868	2,306
Mortgage servicing fees	240	254	722	789
Securities gains, net	479	0	479	0
Gain on sales of loans	58	205	442	1,189
Other	99	362	716	724
Total non-interest income	1,953	1,649	5,227	5,008

Non-interest expense:
Compensation and benefits	3,010	3,147	9,406	9,770
Occupancy	1,131	1,127	3,424	3,323
Advertising	95	123	311	424
Data processing	399	325	1,077	941
Amortization of mortgage servicing rights, net	142	169	456	540
Goodwill impairment charge	0	0	3,801	0
Other	1,784	1,062	4,139	3,054
Total non-interest expense	6,561	5,953	22,614	18,052
Income (loss) before income tax expense (benefit)	(11,830)	4,588	(10,440)	14,004
Income tax expense (benefit)	(4,779)	1,806	(2,851)	5,505
Net income (loss)	$(7,051)	2,782	(7,589)	8,499
Basic earnings (loss) per share	$(1.93)	0.74	(2.08)	2.26
Diluted earnings (loss) per share	$(1.93)	0.71	(2.08)	2.16

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

	Three Months Ended		Nine Months Ended
SELECTED FINANCIAL DATA:	September 30,		September 30,
(dollars in thousands, except per share data)	2008	2007	2008	2007
I. OPERATING DATA:
Interest income	$16,374	20,278	50,418	58,185
Interest expense	7,806	10,465	24,991	28,733
Net interest income	8,568	9,813	25,427	29,452

II. AVERAGE BALANCES:
Assets (1)	1,103,824	1,135,219	1,099,419	1,091,421
Loans receivable, net	897,311	850,557	884,239	819,362
Securities available for sale (1)	131,053	209,147	145,713	190,231
Interest-earning assets (1)	1,061,578	1,088,823	1,057,124	1,044,417
Interest-bearing liabilities	996,011	1,025,409	987,458	985,016
Equity (1)	96,255	98,629	97,851	97,384

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	(2.54)%	0.97%	(0.92)%	1.04%
Interest rate spread information:
Average during period	3.02	3.34	2.99	3.55
End of period	2.83	3.23	2.83	3.23
Net interest margin	3.21	3.58	3.21	3.77
Ratio of operating expense to average total assets (annualized)	2.36	2.08	2.75	2.21
Return on average equity (annualized)	(29.14)	11.19	(10.36)	11.67
Efficiency	62.36	51.94	73.77	52.39
	September 30,	December 31,	September 30,
	2008	2007	2007
IV. ASSET QUALITY:
Total non-performing assets	$45,248	21,935	20,279
Non-performing assets to total assets	4.01%	1.96%	1.77%
Non-performing loans to total loans receivable, net	4.17%	2.27%	2.10%
Allowance for loan losses	$15,571	12,438	11,552
Allowance for loan losses to total assets	1.38	1.11	1.01
Allowance for loan losses to total loans receivable, net	1.78%	1.44%	1.37%
Allowance for loan losses to non-performing loans	42.75	63.28	65.12

V. BOOK VALUE PER SHARE:
Book value per share	$20.77	23.50	22.86
	Nine Months	Year	Nine Months
	Ended	Ended	Ended
	Sept 30, 2008	Dec 31, 2007	Sept 30, 2007
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	7.67%	8.78%	8.48%
Average stockholders’ equity to average assets (1)	8.90	8.89	8.92
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	107.06	106.33	106.03
	September 30,	December 31,	September 30,
	2008	2007	2007
VII. EMPLOYEE DATA:
Number of full time equivalent employees	202	203	203

(1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.

CONTACT:
HMN Financial, Inc.
Michael McNeil, President, 507-535-1202